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                                                                    EXHIBIT 99.1

[NATIONAL CITY LOGO]                                   NATIONAL CITY CORPORATION
                                                       1900 E. 9th St.
                                                       Cleveland, OH 44114-3484

NEWS RELEASE
For Immediate Release

Investor Contact:                                 Media Contact:
Jennifer Hammarlund                               Amber Garwood
216-222-9849                                      216-222-8202
Jennifer.Hammarlund@NationalCity.com              Amber.Garwood@NationalCity.com

                  NATIONAL CITY REPORTS FIRST QUARTER EARNINGS

      CLEVELAND -- April 19, 2005 -- National City Corporation (NYSE: NCC) today reported first quarter 2005 net income of $484 million, or $.74 per diluted share, compared to $710 million, or $1.16 per diluted share, for the first quarter of 2004. Returns on average common equity and assets were 15.35% and 1.42%, respectively.

CHAIRMAN'S COMMENTS

      Chairman and CEO David A. Daberko commented, "We are generally pleased with our first quarter results. Our core banking businesses are performing well, benefiting from improved economic conditions as well as the significant investments we've made in these businesses over the last several years. Growth is evident in the major categories of our loan portfolio. Commercial loan demand has clearly picked up, with especially good growth in March. Home equity loan production continues to be strong, and credit quality is good across the board.

      "Earnings per share comparisons to a year ago and the fourth quarter are distorted by large gains from mortgage hedging and divestitures, respectively. Mortgage-related activities, as expected, are now earning at more normal rates following the 2003-2004 period when we took advantage of the largest mortgage volumes in U.S. history.

      "We successfully completed the conversion and integration of Provident during the first quarter. We are now positioned to provide customers in the Cincinnati and Northern

                                     (more)

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Kentucky markets with the full breadth of National City's products and services.
We have already observed growth in the number of household checking accounts in the Cincinnati market."

NET INTEREST INCOME AND MARGIN

      Tax-equivalent net interest income was $1.2 billion, down 5% from the fourth quarter, and up 15% from the first quarter of 2004. The year-over-year increase in tax-equivalent net interest income is a result of higher levels of earning assets from new business and recent acquisitions. Net interest margin was 3.85% in the first quarter of 2005 versus 4.09% in the fourth quarter and 4.16% in the comparable period a year ago. The lower net interest margin reflects the effects of a flatter yield curve and narrower loan spreads.

LOANS AND DEPOSITS

      Average portfolio loans were $101 billion, a 28% increase from the first quarter a year ago and a 2% increase from the immediately preceding quarter. The growth in the loan portfolio reflects continued growth in commercial, home equity and consumer loans from new business and acquisitions. Average core deposits, excluding mortgage banking escrow balances, were up 15% over the first quarter of 2004, due primarily to acquisitions. Compared to the fourth quarter of 2004, average core deposits were essentially flat, reflecting steady growth in consumer deposits offset by a decline in corporate deposits.

FEES AND OTHER INCOME

      Fees and other income were $775 million, down from $1.1 billion in the first quarter of 2004 and $1.4 billion in the immediately preceding quarter. The fourth quarter of 2004 included $728 million of gains on the sales of National Processing and seven branches located in the Upper Peninsula of Michigan. Excluding these gains, first quarter 2005 fees and other income increased 9% compared to the preceding quarter. The year-over-year comparison of fees and other income was also affected by the sale of National Processing as first quarter 2004 results included $122 million of card processing revenue from National Processing.

      Mortgage banking revenue was $283 million compared to $142 million for the fourth quarter of 2004 and $579 million for the first quarter of 2004. MSR net hedging gains were

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$70 million for the first quarter of 2005 compared to losses of $10 million in the preceding quarter and gains of $295 million in the first quarter of the prior year.

NONINTEREST EXPENSE

      Noninterest expense was $1.2 billion, down 9% from the immediately preceding quarter and up 17% from the same quarter a year ago. Noninterest expense for the first quarter of 2005 included $19 million of acquisition integration costs, compared to $39 million of such costs in the preceding quarter, and a one-time adjustment to recognize $29 million of additional rent expense related to a change in accounting for leases with escalating rentals. Noninterest expense for the preceding quarter included $19 million of expenses related to the sale of National Processing. The year-over-year increase in noninterest expense also reflects the impact of acquisitions including personnel costs and amortization of intangibles.

INCOME TAXES

      The effective tax rate for the quarter was 34% compared to 32% for the full year 2004. The lower tax rate in the prior year resulted from a 32% rate applied to the gain on the sale of National Processing and $67 million of tax benefits from the favorable conclusion of tax examinations and the reassessment of certain tax exposures. The overall effective tax rate for 2005 is forecasted to be approximately 34%.

ASSET QUALITY

      The provision for credit losses was $70 million compared to $83 million in the first quarter of 2004 and $81 million in the fourth quarter of 2004. First quarter loan net charge-offs were $87 million, down from $104 million in fourth quarter and up from $82 million in the first quarter of 2004. Credit quality continues to be good. Nonperforming assets were $578 million at March 31, 2005, up slightly from $563 million at December 31, 2004 and down from $606 million a year ago. The allowance for loan losses at March 31, 2005 and December 31, 2004 was $1.2 billion, or 1.2% of portfolio loans.

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BALANCE SHEET

      At March 31, 2005, total assets were $140.8 billion, and stockholders' equity was $12.6 billion, or 9.0% of total assets. Tangible common equity as a percentage of tangible assets was 6.7%, down from 6.8% at year-end and 7.9% a year ago. Total deposits were $80.7 billion, including core deposits of $68.3 billion. The Corporation repurchased 14 million shares of its common stock during the first quarter of 2005 and has authorization to repurchase another 23 million shares. The Corporation intends to continue share repurchases over the rest of the year, subject to market conditions and applicable regulatory constraints.

      On January 15, 2005, National City completed its previously announced acquisition of Charter One Vendor Finance, LLC. This company, which will operate as a division of National City Commercial Capital, provides lease and debt financings for the end-user customers of certain manufacturers, value-added resellers and specialized lessors. On March 10, 2005, National City entered into a definitive agreement to sell Madison Bank & Trust, a five-branch bank located in Madison, Indiana. The sale is expected to close in the third quarter of 2005 subject to shareholder and regulatory approval.

      This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation's ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation's business;

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                                     - 5 -

and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC's Web site at WWW.SEC.GOV or on the Corporation's Web site at WWW.NATIONALCITY.COM. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

      Mr. Daberko, along with Jeffrey D. Kelly, chief financial officer, will host a conference call Tuesday, April 19th at 11:00 a.m. (ET) to discuss the first quarter 2005 earnings. Interested parties may access the conference call by dialing 1-800-288-8976. The conference call and supplemental materials will also be accessible via the Corporation's Web site, WWW.NATIONALCITY.COM. The call will be open to the public in a listen-only mode, with participants encouraged to call in approximately 15 minutes prior to the event. Questions may be submitted by e-mail to investor.relations@nationalcity.com prior to or during the conference.

      A replay of the conference call will be available from 2:30 p.m. (ET) on April 19, 2005, until midnight (ET) on April 26, 2005, accessible at WWW.NATIONALCITY.COM and by telephone at 1-800-475-6701 (international 1-320-365-3844), passcode 768906 or via the Company's website.

ABOUT NATIONAL CITY

National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management and mortgage financing and servicing. For more information about National City, visit the company's Web site at NationalCity.com.

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                                    UNAUDITED
                            NATIONAL CITY CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 2005                   2004                                2003
                                                -------  ----------------------------------  ----------------------------------

                                                1ST QTR  4TH QTR  3RD QTR  2ND QTR  1ST QTR  4TH QTR  3RD QTR  2ND QTR  1ST QTR
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
EARNINGS
Tax-equivalent interest income                  $ 1,772  $ 1,752  $ 1,620  $ 1,402  $ 1,350  $ 1,416   $1,554  $ 1,528  $ 1,527
Interest expense                                    594      509      424      335      325      375      403      426      426
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
Tax-equivalent net interest income                1,178    1,243    1,196    1,067    1,025    1,041    1,151    1,102    1,101
Provision for credit losses                          70       81       98       61       83      148      107      183      200
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
Tax-equivalent NII after provision for credit
  losses                                          1,108    1,162    1,098    1,006      942      893    1,044      919      901
Fees and other income                               775    1,442    1,023      861    1,118      981      484      981    1,103
Securities gains (losses), net                       14       11        3        5        -       10        5       32        -
Noninterest expense                               1,155    1,271    1,233    1,075      986    1,045    1,008    1,026    1,009
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
Income before taxes and tax-equivalent
  adjustment                                        742    1,344      891      797    1,074      839      525      906      995
Income taxes                                        250      376      292      273      357      288      175      313      344
Tax-equivalent adjustment                             8        8        8        5        7        7        6        7        8
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income                                      $   484  $   960  $   591  $   519  $   710  $   544   $  344  $   586  $   643
                                                =======  =======  =======  =======  =======  =======  =======  =======  =======
Effective tax rate                                 34.1%    28.1%    33.2%    34.4%    33.5%    34.6%    33.8%    34.8%    34.8%

PER COMMON SHARE
Net income:
    Basic                                       $   .75  $  1.48  $   .88  $   .84  $  1.17  $   .89   $  .56  $   .96  $  1.05
    Diluted                                         .74     1.46      .86      .83     1.16      .88      .56      .94     1.05
Dividends paid                                      .35      .35      .35      .32      .32      .32      .32     .305     .305
Book value                                        19.82    19.80    18.98    16.86    16.25    15.39    14.89    14.72    14.05
Market value (close)                              33.50    37.55    38.62    35.01    35.58    33.94    29.46    32.71    27.85
Average shares:
    Basic                                         643.0    652.9    663.3    619.1    605.9    607.6    613.6    612.1    611.5
    Diluted                                       652.5    666.3    677.1    625.5    612.6    612.7    619.0    618.4    615.6

PERFORMANCE RATIOS
Return on average common equity                   15.35%   29.70%   19.00%   20.13%   29.58%   22.99%   14.87%   26.74%   30.60%
Return on average total equity                    15.37    29.72    19.01    20.13    29.58    22.99    14.87    26.74    30.60
Return on average assets                           1.42     2.77     1.76     1.80     2.61     1.88     1.10     1.97     2.24
Net interest margin                                3.85     4.09     4.04     4.09     4.16     4.03     4.10     4.11     4.21
Efficiency ratio                                  59.16    47.34    55.54    55.77    46.03    51.69    61.62    49.27    45.77

LINE OF BUSINESS (LOB) RESULTS
NET INCOME:
National City Mortgage                          $    83  $    13  $   139  $    16  $   273  $   263  ($    2) $   264  $   411
REST OF NATIONAL CITY (RONC):
  Consumer and Small Business Financial
    Services                                        162      181      176      166      153      144      166      167      141
  Wholesale Banking                                 186      196      167      164      140       81      129       61       59
  National Consumer Finance                         151      132      172      178      164       91      126      111       91
  Asset Management                                   21       18       25       64       25       23       24       27       19
  National Processing                                 -       (9)      17       14       12       15       14       11        9
  Parent and Other                                 (119)     429     (105)     (83)     (57)     (73)    (113)     (55)     (87)
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
TOTAL RONC                                          401      947      452      503      437      281      346      322      232
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
TOTAL CONSOLIDATED NATIONAL CITY CORPORATION    $   484  $   960  $   591  $   519  $   710  $   544   $  344  $   586  $   643
                                                =======  =======  =======  =======  =======  =======  =======  =======  =======

LOB CONTRIBUTION TO DILUTED EARNINGS PER
  SHARE:
National City Mortgage                          $   .13  $   .01  $   .20  $   .02  $   .45  $   .42        -  $   .43  $   .67
REST OF NATIONAL CITY (RONC):
  Consumer and Small Business Financial
    Services                                        .25      .27      .26      .27      .25      .23   $  .27      .27      .23
  Wholesale Banking                                 .28      .29      .25      .26      .23      .13      .21      .10      .09
  National Consumer Finance                         .23      .20      .25      .28      .27      .15      .20      .18      .15
  Asset Management                                  .03      .03      .04      .10      .04      .04      .04      .04      .03
  National Processing                                 -     (.01)     .02      .02      .02      .03      .02      .02      .01
  Parent and Other                                 (.18)     .67     (.16)    (.12)    (.10)    (.12)    (.18)    (.10)    (.13)
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
TOTAL RONC                                          .61     1.45      .66      .81      .71      .46      .56      .51      .38
                                                -------  -------  -------  -------  -------  -------  -------  -------  -------
TOTAL CONSOLIDATED NATIONAL CITY CORPORATION    $   .74  $  1.46  $   .86  $   .83  $  1.16  $   .88   $  .56  $   .94  $  1.05
                                                =======  =======  =======  =======  =======  =======  =======  =======  =======

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                                    UNAUDITED
                            NATIONAL CITY CORPORATION
                  CONSOLIDATED FINANCIAL HIGHLIGHTS(CONTINUED)
                                 ($ IN MILLIONS)

                                            2005                     2004                                    2003
                                          --------  --------------------------------------  --------------------------------------
                                           1ST QTR   4TH QTR   3RD QTR   2ND QTR   1ST QTR   4TH QTR   3RD QTR   2ND QTR   1ST QTR
                                          --------  --------  --------  --------  --------  --------  --------  --------  --------
CREDIT QUALITY STATISTICS
Net charge-offs                           $     87  $    104  $     97  $     63  $     82  $    150  $    125  $    164  $    170
Provision for credit losses                     70        81        98        61        83       148       107       183       200
Loan loss allowance                          1,179     1,188     1,178     1,028     1,011     1,023     1,030     1,053     1,032
Lending-related commitment allowance            93       100       127       117       115       102        99        94        96
Nonperforming assets                           578       563       628       544       606       657       756       818       822
Annualized net charge-offs to
  average portfolio loans                      .35%      .41%      .41%      .30%      .42%      .76%      .64%      .88%      .95%
Loan loss allowance to period-end
  portfolio loans                             1.15      1.19      1.21      1.22      1.26      1.29      1.32      1.39      1.38
Loan loss allowance to nonperforming
  portfolio loans                           242.76    253.42    234.48    234.09    200.41    186.09    163.80    148.73    148.15
Loan loss allowance (period-end) to
  annualized net charge-offs                330.46    290.31    302.46    407.33    305.75    171.81    208.55    159.72    149.14
Nonperforming assets to period-end
  portfolio loans and other
  nonperforming assets                         .56       .56       .64       .64       .76       .83       .97      1.08      1.10

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)                             7.96%     8.25%     8.20%     9.03%     9.36%     8.79%     8.11%     8.12%     7.82%
Total risk-based capital(1)                  11.35     11.79     11.81     13.08     13.67     13.12     12.29     12.39     11.65
Leverage(1)                                   7.20      7.31      7.38      7.90      8.19      7.43      6.58      6.78      6.55
Period-end equity to assets                   8.98      9.19      9.15      8.83      8.84      8.18      7.49      7.32      7.30
Period-end tangible common equity to
assets(2)                                     6.66      6.84      6.72      7.65      7.88      7.23      6.59      6.42      6.39
Average equity to assets                      9.23      9.32      9.25      8.94      8.82      8.20      7.41      7.38      7.33
Average equity to portfolio loans            12.63     12.98     12.97     12.51     12.21     12.05     11.90     11.70     11.65
Average portfolio loans to deposits         124.07    118.67    115.52    114.03    120.30    116.37    107.50    108.45    110.78
Average portfolio loans to core
  deposits                                  150.72    145.37    141.21    132.75    135.51    133.21    125.80    127.10    130.48
Average portfolio loans to earning
  assets                                     82.43     81.52     80.56     79.24     80.08     75.47     68.82     69.92     69.84
Average securities to earning assets          7.10      7.84      8.17      6.36      6.62      6.33      5.95      6.89      7.92

AVERAGE BALANCES
Assets                                    $138,377  $137,909  $133,602  $115,948  $109,530  $114,566  $123,747  $119,131  $116,412
Portfolio loans                            101,144    99,006    95,324    82,863    79,085    77,901    77,064    75,065    73,183
Loans held for sale or securitization       11,502    11,503    11,861    13,910    12,323    17,680    27,036    24,118    22,524
Securities (at cost)                         8,714     9,524     9,670     6,646     6,537     6,534     6,667     7,397     8,295
Earning assets                             122,708   121,453   118,332   104,567    98,759   103,218   111,984   107,355   104,785
Core deposits                               67,109    68,105    67,506    62,420    58,360    58,479    61,258    59,060    56,087
Purchased deposits and funding              54,713    53,030    49,907    40,080    38,253    43,267    49,743    47,551    47,740
Total equity                                12,779    12,847    12,359    10,370     9,659     9,390     9,171     8,786     8,529

PERIOD-END BALANCES
Assets                                    $140,836  $139,280  $136,499  $117,087  $111,470  $114,036  $121,057  $123,437  $117,591
Portfolio loans                            102,786   100,138    97,439    84,537    79,927    79,279    77,756    75,839    74,933
Loans held for sale or securitization       11,639    12,430    10,745    12,467    12,478    15,368    23,615    26,796    21,740
Securities (at fair value)                   8,614     9,281     9,759     6,517     6,881     6,866     6,755     7,377     8,464
Core deposits                               68,336    67,297    67,003    61,851    60,030    58,922    58,680    60,727    57,858
Purchased deposits and funding              55,274    55,282    52,535    41,473    37,343    41,983    49,010    48,762    46,492
Total equity                                12,643    12,804    12,492    10,335     9,854     9,329     9,068     9,030     8,587

(1) First quarter 2005 regulatory capital ratios are based upon preliminary data

(2)   Excludes goodwill and other intangible assets

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